Exhibit 99

VISHAY ELECTS RONALD M. RUZIC TO BOARD OF DIRECTORS

Malvern, Pennsylvania – December 23, 2008 – Vishay Intertechnology, Inc. (NYSE:VSH) today announced the election of Ronald M. Ruzic to its board of directors, effective January 1, 2009, to fill the vacancy created by the resignation of director Mark I. Solomon.

Prior to retiring in 2003, Mr. Ruzic was Executive Vice President of BorgWarner Inc. since 1992 and Group President of BorgWarner Automotive Inc. since 1989. Previously, he held various executive positions with BorgWarner. After joining BorgWarner in 1968 as a senior manufacturing engineer for its subsidiary Morse Chain, Mr. Ruzic progressed through engineering and management positions and managed various BorgWarner operations in Italy, Mexico, Germany and the United States. Mr. Ruzic formerly served on the boards of directors of Guilford Mills Inc., AG Kühnle Kopp & Kausch, Magneti Marelli S.p.A. and Citation Corporation.

Mr. Ruzic will serve as a Class II director whose term will expire at the 2011 annual meeting of stockholders. The board of directors has not yet determined the committees of the board to which Mr. Ruzic will be named.

Commenting on the election of Mr. Ruzic, Dr. Felix Zandman, Vishay’s Executive Chairman, said, “We are very pleased that Mr. Ruzic has accepted our invitation to join the board. He brings a new perspective and a diverse background from the automotive industry, one of our main markets, and we look forward to his contributions as an independent member of our board.”

Commenting on the resignation of Mr. Solomon, Dr. Zandman continued, “We thank Mark for his many years of dedicated service to Vishay and his valuable contributions. We wish him well in retirement.”

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

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